UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended June 30, 2025

Sparx Holdings Group, Inc.
(Exact name of issuer as specified in its charter)

Nevada	92-3402117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1800d Mineral Spring Avenue, #164

North Providence, RI 02904

(Issuer Mailing Address)

401-830-9878

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

pART II

Sparx Holdings Group, Inc.

In this report, the terms “Sparx”, “Sparx Holdings”, “Sparx Holdings Group”, “we”, “us”, “our” or “the Company” refers to Sparx Holdings Group, Inc., a Nevada Corporation.

FORWARD-LOOKING STATEMENTS

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guarantee, or warranty is to be inferred from those forward-looking statements.

Item 1. Business

We were incorporated in the State of Nevada on June 30, 2021, and are headquartered in Rhode Island. Our business focuses on developing technology-based fire protection solutions for businesses and building owners whose infrastructures cannot be adequately or reasonably protected by traditional fire sprinklers. Pursuant to a Patent License Agreement with Sparx Technologies, LLC (described below), we hold an exclusive license in the United States to certain patents and associated know-how relating to a wireless, battery-powered electronic fire sprinkler network. Our goal is to introduce what we believe would be the first commercially available wireless, battery-powered electronic fire sprinkler system designed to be adaptable to a variety of applications and customer needs. The underlying patents and intellectual property remain owned by Sparx Technologies, LLC, and any prototypes, improvements, or other works related thereto are also owned by Sparx Technologies, LLC.

On August 29, 2022, we entered into and consummated a Patent License Agreement (the “Agreement”) with Sparx Technologies, LLC, a limited liability company solely owned and controlled by our Chief Executive Officer and director, Ms. Cassandra DeNunzio. Ms. DeNunzio is the sole and first-named inventor under a provisional patent application (Serial No. 63/304,302) filed with the United States Patent and Trademark Office on January 28, 2022. The patent relates to a battery-operated wireless electronic fire sprinkler network. The Agreement is incorporated by reference as Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on August 29, 2022. As a result of the Agreement, we adopted the existing operations and business plan of Sparx Technologies, LLC and ceased to be a shell company.

In partial consideration for the exclusive license granted by Licensor to the Company, the Company paid Sparx Holdings, LLC, a limited liability company controlled and solely owned by Ms. Cassandra DeNunzio, a non-refundable license fee upon execution of the Agreement in the amount of One Hundred Million shares (100,000,000) of the Company’s common stock (the “Initial License Fee”). The Initial License Fee is consideration for the grant and continuation of the license pursuant to a five-year term. Licensor has no obligation or liability to return any portion of the Initial License Fee. The Company is required to pay Licensor a royalty of fifty percent (50%) of Net Sales of any Licensed Products developed and sold by the Company; however, to date, no products developed under the Agreement have been commercially sold, and in the Company’s opinion, any prototypes or development-stage products are not market-ready. All technology, prototypes, improvements, and intellectual property, including those developed with or by Sparx Holdings Group, Inc., are the sole and exclusive property of Ms. DeNunzio or Sparx Technologies, LLC, as applicable. Sparx Holdings Group, Inc. has rights only as set forth in the Company’s licensing agreement with Licensor, which governs the payment of the Initial License Fee, any royalties, and the terms of the license.

Our Chief Executive Officer and Director, Cassandra DeNunzio, has agreed to provide the Company with certain equipment at no cost, enabling us to design and build development-stage electronic fire protection products and solutions. Ms. DeNunzio has extensive experience in the fire protection industry, including familiarity with applicable fire codes, local specifications and regulations, and expertise in the design and test engineering of fire detection, suppression, and extinguishment technologies and their components. Using the equipment and resources made available, the Company has the capability to develop prototype electronic circuits, assemble and reflow printed circuit boards, conduct benchtop testing of electrical assemblies using DC and AC power supplies, troubleshoot designs with multimeters, and create wiring harnesses.

Any prototypes developed to date are not market-ready. All underlying technology, prototypes, improvements, and intellectual property are the sole and exclusive property of Ms. DeNunzio or Sparx Technologies, LLC, as applicable. For clarity, Sparx Holdings Group, Inc. has rights only as set forth in the Company’s licensing agreement with Licensor, summarized above, which governs the Initial License Fee, any royalties, and the terms of the license. Sparx Holdings Group, Inc. is not developing any new or unrelated products outside the scope of the licensing agreement, and there is no plan to deviate from the Company’s business plan; accordingly, any activities it undertakes will not result in independently owned intellectual property.

The Company continues to finalize a prototype of the Sparx™ Smart Sprinkler System; however, it is not a market-ready version, as additional testing and certifications are required, which are described elsewhere herein. In the Company’s opinion, the prototype may also require multiple rounds of revisions and adjustments before a commercially viable system can be completed. The Company currently does not have the financial resources necessary to conduct the required testing or complete the steps needed to bring the product to market.

Sparx Technologies, LLC has created prototype Sprinkler Sensing and Activation Units intended to mount onto traditional fire sprinklers. These units are designed to allow for early fire detection using flame, gas, smoke, and temperature sensors. A second version of this prototype has been created with a smaller diameter, capable of temperature and smoke sensing, with an electrical design diameter of approximately 5.3 inches. A mechanical housing for this smaller prototype version has not yet been designed.

Additional components required to complete the system prototype include a base station, or “Hub,” which the Sprinkler Sensing and Activation Units communicate with, and an installation and commissioning tool. The prototype Hub is operational but still requires implementation of certain features, including integration with the installation and commissioning tool. The Company has begun initial development of the installation and commissioning tool, a software program designed to allow sprinkler installers to map the physical locations of each sprinkler. This information can be used by the Hub to make intelligent, addressable sprinkler activations in the event of a fire. The Hub is currently capable of monitoring the network of Sprinkler Sensing and Activation Units, collecting data from these devices, and making automated decisions to activate sprinklers in the event of a fire.

The Company believes the final stages of development for the Sparx™ Smart Sprinkler System are expected to be lengthy, costly, and time-consuming, and may require additional adjustments to the technology. As a result, while the prototype demonstrates core functionality, it is not yet market-ready, and further testing, development, and validation are required. The Company currently does not have the funding necessary to conduct the testing and steps required to bring the product to market.

As discussed elsewhere in this annual report, a utility patent has been filed with the United States Patent and Trademark Office covering the technology we are developing. The Company intends to commercialize Licensor’s wireless fire suppression technology into a fire protection and safety product line and pursue listing or approval from applicable third-party testing and certification organizations. Our objective is to provide enhanced protection against challenging fire scenarios for a variety of premises, including commercial buildings and industrial sites, through the application of our proprietary wireless mesh network fire suppression system technology. We plan to design, develop, integrate, install, test, manufacture, produce, and market our wireless mesh network fire suppression system in an effort to commercialize our products.

On January 20, 2023, Sparx Technologies, LLC filed a utility patent application with the USPTO under 35 USC 111(a) for a Mesh Network Fire Suppression System and Associated Methods with Serial No. 18/099,584. A prior provisional application with Serial No. 63/304,302 was issued by the USPTO on January 28, 2022.

In addition, an international patent application (PCT) was also filed with the USPTO on January 23, 2023, resulting in international patent pending status. An international application Serial No. PCT/US23/11314 was issued by the USPTO. Sparx relies on a combination of patent, trademark, copyright, trade secret, and contractual protections to establish and protect its intellectual proprietary rights.

On June 14, 2024, Sparx Technologies, LLC filed with USPTO a provisional patent application with Serial No. 63/660,134 for a pyrotechnic release mechanism for a sprinkler head.

The Basics of Our Technology

We plan to use the Sparx™ Smart Sprinkler System to enhance the capabilities of traditional fire sprinklers and provide protection for applications where conventional sprinklers may be insufficient. The primary product we intend to offer is the Sparx™ Smart Sprinkler System. Our target market includes building owners and companies with challenging fire protection needs, such as buildings with high ceilings, highly flammable materials (e.g., exposed expanded Group A plastics), or scenarios where our technology may provide a cost-effective alternative to installing and maintaining fire pumps and large water storage tanks. Distribution of our products is expected to be through fire sprinkler and fire protection distributors or directly through Sparx Technologies, LLC, with service provided by licensed or certified technicians specializing in fire detection and sprinkler systems.

An image of a traditional fire sprinkler is shown below.

Threads
Wrench Flats
Frame
Plug
Trigger Mechanism – Glass Bulb
Deflector Plate

The image above shows a traditional fire sprinkler with labeled components

A traditional fire sprinkler system consists of two essential components: a water supply and a fire sprinkler head. The sprinkler head comprises a plug, a trigger mechanism, a frame, and a deflector plate. The plug holds back the water, while the trigger mechanism activates the sprinkler head when the temperature reaches a specific threshold. This threshold typically ranges from 135 to 286 degrees Fahrenheit and is determined by the designers based on the specific environment and application. The trigger mechanism can be a glass bulb filled with liquid that expands when heated causing the glass to break or two metal plates held together by a solder point that separates when heated.

When a fire starts, the hot air rises and spreads along the ceiling until it reaches a sprinkler head. When the temperature threshold is met, the trigger mechanism is activated, and the plug is released, allowing the water to flow through the sprinkler head. The water hits the deflector plate, causing the water droplets to disperse over a larger area. The water will continue to flow until the water supply runs out or the fire department arrives and manually shuts off the water via the system’s control valve.

A common misconception perpetuated by popular media is that every sprinkler in a room activates at the same time during a fire. Modern fire sprinkler heads are designed to operate independently. This means that a specific sprinkler head will activate and release water, only if it has individually reached a certain temperature threshold.

Traditional fire sprinkler systems can encounter various obstacles that may compromise their effectiveness including unpredictable operating sequences, unintentional cooling of adjacent areas after sprinkler activation, and a phenomenon known as 'sprinkler skipping,' whereby sprinklers closer to the fire may fail to activate before those located further away. These factors can put lives and property at risk, highlighting the need for modern and innovative fire suppression technologies.

The Company is designing and developing the Sparx™ Smart Sprinkler System to provide effective fire suppression by automatically activating a group of sprinklers directly above a fire. This approach is intended to deliver water to the base of the fire while wetting adjacent areas to help prevent the fire from spreading. While the text herein may refer to “our system” when referring to the Sparx™ Smart Sprinkler System or its components, all underlying technology, prototypes, improvements, and intellectual property remain the sole and exclusive property of Ms. Cassandra DeNunzio or Sparx Technologies, LLC, as applicable, and are licensed to the Company under the Patent License Agreement. The system’s unique capability to automatically activate an optimal group of sprinklers for fire suppression or extinguishment is intended to distinguish it from traditional fire sprinkler solutions, which rely solely on heat to trigger activation. In the Company’s opinion, this technology may offer greater predictability, precision, and efficiency in controlling fires.

Recognizing the critical importance of rapid sprinkler response, the system is designed to detect smaller fires at an early stage, when they may be easier to contain or extinguish. Fires can behave differently depending on the materials and storage configurations involved; some may smolder or produce smoke during early stages, while others may rapidly reach the ceiling with high heat release rates. Traditional sprinklers that rely exclusively on a fixed temperature threshold may not provide timely detection in all scenarios. To address this, the Company is developing multi-sensor technology for use with the fire sprinkler system, incorporating flame, gas, smoke, and temperature sensors to provide more comprehensive and advanced fire detection.

The SparxTM Smart Sprinkler System

The Company, in combination with Sparx Technologies, LLC, is in the process of designing and developing a fire sprinkler system capable of electronic detection, communication, and actuation. By leveraging cutting-edge electronic and software technologies, the Company aspires to enhance the capabilities of traditional fire sprinklers, enabling protection for applications that otherwise could not be served. The system includes wireless, battery-powered fire sprinklers equipped with advanced sensing capabilities, including flame, gas, smoke, and temperature sensors. Using this multi-sensor technology, the Company expects to detect fires at their earliest stages, even before they have a chance to grow significantly. This unique approach to fire safety is critical because fires can spread rapidly, and the larger they become, the more challenging they are to control. The Company believes that its ability to respond quickly and efficiently may create new opportunities for a range of fire protection scenarios.

The Sparx™ Smart Sprinkler System uses a mesh networking topology to allow its components to communicate with existing fire sprinklers and provide seamless coordination of fire suppression efforts. A mesh network is a local area network in which nodes (in this case, the system components) connect directly, dynamically, and non-hierarchically to each other, working together to efficiently route data. The system communicates both among its components and with a central base station, providing enhanced situational awareness compared to traditional systems. Using environmental data gathered by the system, the base station makes informed decisions about which sprinklers to actuate in the event of a fire, ensuring optimal suppression or extinguishment. By controlling the number of sprinkler operations, the base station avoids over-stressing the water supply and minimizes water damage, while achieving the desired level of fire suppression. With this mesh networking topology and advanced sensing capabilities, the Company believes the system can respond quickly, efficiently, and with superior activation precision, making it possible to protect even the most challenging fire scenarios.

The Sparx™ Smart Sprinkler System is designed to expand the capabilities of traditional fire sprinklers, enabling them to detect and respond to fire conditions more quickly and with greater precision. The system integrates with existing fire sprinkler systems, leveraging the proven safety and reliability of these established solutions. By utilizing the carefully engineered spray patterns and stringent testing standards of traditional fire sprinklers, the system is intended to augment their functionality. The Company believes that combining this technology with traditional fire sprinklers may allow for effective fire protection solutions in applications that may not have been achievable with traditional sprinklers alone. The Company plans to commercialize and sell a final, market-ready version of the system, as well as products designed around the system.

Each Sparx™ Smart Sprinkler contains electronics housed near the sprinkler threads and wrench flats. The electronics include sensors used for detecting fire, a communication module, a replaceable battery pack, actuation circuitry used for automatically triggering sprinkler operation in the event of a fire, and monitoring circuitry used to supervise the integrity of necessary electrical components.

Sparx™ Smart Sprinklers have the ability to communicate with others using modules that are FCC Certified (USA), operate on the Industrial, Scientific, and Medical (ISM) band, and are RoHS compliant. The electronics in the network are designed to enter low-power sleep modes and wake periodically to sample environmental conditions to prolong battery-life. The electronics and battery packs for Sparx™ Smart Sprinklers are designed to last for reasonable periods of time (i.e. years). The base station for the network will be able to provide notification if there are any low-battery warnings or any other issues with the network that should be addressed. The base station will also be able to display a history of any troubles, supervisory signals, or alarms that are reported in the network.

The inaugural Sparx™ Smart Sprinkler System prototype, which is currently in the research and development phase, has been purposefully engineered to interface with traditional fire sprinkler system technology with minimal modifications. The system uses wireless, battery-powered sprinkler Sensing and Activation Units to save warehouse and storage customers from the high costs and laborious efforts associated with installing wired electronic fire sprinkler systems. Wired electronic fire sprinkler systems require hiring electrical contractors to run conduit along the ceiling between sprinkler heads, connect wires to numerous junction boxes, and troubleshoot issues such as shorts, opens, and ground faults at the ceiling level.

The image above shows a labeled drawing of the Sparx™ Smart Sprinkler prototype, viewed from the side with transparent electronics enclosures.

Note that the enclosures in the image above are transparent for the purpose of this picture, but the actual product will have fully opaque enclosures.

The image above shows the Sparx™ Smart Sprinkler prototype, tilted upwards, viewed from the side.

The image above illustrates the Sparx™ Smart Sprinkler prototype connected to a water supply.

The image above depicts the Sparx™ Smart Sprinkler prototype tilted downwards, exposing the sprinkler threads. The prototype includes a baseplate that sits around the sprinkler head above the wrench flats, similar to a recessed sprinkler escutcheon. The sprinkler can be installed with the baseplate, and after the sprinkler is threaded into the pipe, the electronics enclosures are able to be attached to the baseplate by the installer in the field. The electronics enclosures are designed to sit around the perimeter of the sprinkler threads and pipe connection.

The image above depicts an actual photo of the first version of the Sparx™ Smart Sprinkler prototype Sensing and Activation Unit mounted on a traditional fire sprinkler. The Sensing and Activation Unit is the red device in the photo which houses a battery pack and critical electronics for wireless communication, fire detection, and sprinkler activation circuitry.

In combination with Sparx Technologies, LLC we have designed an actuating mechanism that interfaces with traditional 5mm bulb-type fire sprinklers. The mechanism simply clips onto the outside surface of the glass bulb with an ordinary amount of force (no tools required), allowing for quick and easy installation by a sprinkler manufacturer. A short wiring harness connects the clip to the housed electronics at the sprinkler threads and wrench flats, which can be connected by an installer during the sprinkler installation process. To ensure proper circuit integrity and fire safety, both the short wiring harness and actuating mechanism within the clip are electrically monitored. Additionally, a proximity sensor can be incorporated onto the clip to verify proper fit of the clip mechanism against the glass bulb for added reliability. The Company’s contributions to the system’s design were carried out in conjunction with Sparx Technologies, LLC, and for clarity, all intellectual property rights, including the actuating mechanism and related technology, remain solely with Sparx Technologies, LLC under the exclusive license agreement.

In the event of a fire, when a sprinkler head is provided with an actuation instruction via software, the clip mechanism will cause the glass bulb to break which allows water to flow out of the sprinkler head. The clip mechanism is designed to quickly provide ample heat to the glass bulb, allowing it to shatter, causing the sprinkler plug to be pushed out by water flowing through the sprinkler. This clip mechanism allows our advanced software and hardware to decide when to operate fire sprinklers, as opposed to traditional fire sprinklers which activate only from the heat produced by a fire.

The image above shows a Sparx™ Smart Sprinkler prototype with the attached clip mechanism that we have designed to allow the sprinkler to be operated via an electrical signal. The clip comprises a small heating element that rapidly heats the bulb until it shatters when provided with ample power from the electronics assembly that this mechanism connects to.

Sparx Technologies, LLC has been working on an actuating mechanism for larger early suppression fast response (ESFR) type sprinklers. This mechanism replaces the traditional link parts on an ESFR sprinkler and adds a pyrotechnic actuator. The actuator is a single-shot device that is designed to activate the sprinkler quickly and with minimal energy. This technology will potentially allow for better protection in applications such as storage and warehousing.

The image above shows a traditional fire sprinkler (the Viking VK510) that has been modified by Sparx with an electronically activated sprinkler link and pyrotechnic actuator.

Pursuant to the exclusive license agreement and in combination with Sparx Technologies, LLC, the Company is currently completing development of a version of the Sparx™ Smart Sprinkler prototype that can interface with traditional 5mm bulb-type sprinklers, as well as the electronically activated sprinkler link mechanism prototype for ESFR sprinklers. The Company is also focused on finalizing the remaining components of the Sparx™ Smart Sprinkler System, including a base station (referred to as the Hub), an installation tool, and a web-based dashboard for building owners and maintenance managers to monitor system health and status. The base station is a critical component of the system, as it manages when sprinklers enter low-power sleep modes, makes decisions on sprinkler actuation during a fire, and notifies users of any troubles, supervisory signals, or alarms present in the network.

All underlying technology, prototypes, improvements, and intellectual property, including the electronically activated sprinkler link and pyrotechnic actuator, remain the sole and exclusive property of Sparx Technologies, LLC or Ms. Cassandra DeNunzio, as applicable. A picture of the prototype Hub is shown below.

The image above shows the prototype Hub (below) with the sprinkler Sensing and Activation Unit and attached sprinkler (above). The Hub is designed to monitor sprinkler Sensing and Activation Units, collect data from sprinkler Sensing and Activation Units, and wirelessly communicate sprinkler activation instructions to Sensing and Activation Units in the event of a fire.

To facilitate optimal sprinkler actuation during a fire, the system needs to know the locations of all Sparx™ Smart Sprinklers within a design area. The installation and commissioning tool is designed to enable installers to easily and accurately map sprinkler locations and provide that information to the base station.

The installation tool is a computer-based software program. The first version of our installation and commissioning tool has been developed and allows for the installer to input building information, upload building floor plans, easily draw sprinkler branch lines on top of building floor plans, populate sprinklers, and show a device list to allow installers to match sprinkler Sensing and Activation Units up to the various sprinklers on the building floor plan. A screenshot of the installation and commissioning tool is shown below.

The image above shows a screenshot of the installation and commissioning tool for mapping sprinklers in space. This tool is important so the sprinkler activation algorithm that lives on the Hub can determine the best sprinklers to operate in the event of a fire.

Additional work still needs to be performed to allow the installation and commissioning tool to effectively, and consistently, communicate with our Hub.

In addition, the Company, in combination with Sparx Technologies, LLC and pursuant to the exclusive license agreement, plans to create a web-based interface that allows building owners and maintenance managers to monitor system health and status, configure notification settings, and receive alerts via text messages or emails when maintenance is required or if there are any troubles, supervisory signals, or alarm conditions indicating the presence of fire and sprinkler activation.

The Company expects that challenges may be encountered during the system’s development. In the Company’s opinion, Ms. Cassandra DeNunzio, with the assistance of third-party contractors as needed, has already addressed certain technical difficulties, including developing a network architecture that supports low-power battery operation and creating a prototype capable of electronic detection and actuation. The Company continues to work on the remaining components of the system; however, bringing the system and related products to a fully market-ready state will require additional testing, verification, and funding that is not currently available.

All technology, prototypes, improvements, and intellectual property developed in connection with these efforts remain the sole and exclusive property of Sparx Technologies, LLC or Ms. Cassandra DeNunzio, as applicable.

The Company is open to partnership opportunities with traditional fire sprinkler companies interested in integrating their products with this technology; however, there are no material partnerships to disclose at this time.

Internal Verification and Validation Testing

Pursuant to the exclusive license agreement and in combination with Sparx Technologies, LLC, the Company continues to develop the base station technology and installation interface tool for sprinkler mapping, while also conducting preliminary verification and validation testing on the fire sprinkler prototype. The Company aims to complete comprehensive testing prior to submitting the product to third-party approval agencies for listing and approval. Third-party testing is an essential part of the fire sprinkler industry, enabling products to be effectively marketed, but it can also be costly. Accordingly, the Company seeks to conduct as much preliminary testing as possible to identify and address any design changes before third-party testing, with the goal of streamlining and expediting the listing or approval process.

The Company has conducted some internal small-scale fire tests on the Sparx™ Smart Sprinkler System prototype to evaluate its functionality and performance. In addition, the Company plans to conduct various tests based on standards from third-party approval agencies such as UL and FM. The internal testing program is expected to include spray testing to ensure that the technology does not interfere with sprinkler spray patterns; mechanical testing such as rough-usage tests, high-temperature exposure tests, vibration tests, and corrosion tests; and electrical testing including set-point accuracy tests, transient tests, dielectric voltage-withstand tests, and additional assessments. The Company intends to conduct further small-scale internal fire tests before proceeding to large-scale third-party fire tests at UL, FM, or other approved testing bodies.

All technology, prototypes, improvements, and intellectual property developed in connection with these efforts remain the sole and exclusive property of Sparx Technologies, LLC or Ms. Cassandra DeNunzio, as applicable.

Third-Party Testing

To effectively market future products, third-party testing is necessary. UL and FM are two of the most common third-party entities in the United States that provide listing, approval, or certification services. UL is a reputable testing institute and one of the largest public safety testing labs in the world, while FM also has an international reputation for testing and is well-regarded in the industry. Unlike UL, FM is an insurance company that provides coverage to customers that use products approved or certified to its testing standards.

The Company’s initial objective is to obtain UL Listing to fill an industry gap for providing adequate and reasonable sprinkler protection in storage and warehousing applications. The Company also plans to pursue FM Approval for the Sparx™ Smart Sprinkler System; however, additional testing may be required due to the product’s novelty in the fire sprinkler industry. The intended approach is to first work with UL to assess product performance in large-scale testing, followed by a potential FM test program. The third-party testing required is expected to include mechanical and electrical testing, as well as large-scale fire testing.

The Company’s first application will focus on providing adequate suppression for storage scenarios that cannot currently be protected with reasonable water demand. The goal is to ensure that initial testing aligns with fire protection requirements for the typical clear heights of proposed industrial storage and warehousing developments. Large-scale fire tests are inherently expensive due to the need for experienced personnel and specialized test facilities capable of handling fire hazards. Fire tests for high-storage heights must typically cover at least three scenarios: fires originating directly under a single sprinkler head, between two sprinkler heads, or among four sprinkler heads. The estimated cost of each large-scale fire test for high-storage heights ranges from approximately $250,000 to $1,000,000.

The Company currently does not have the financial resources to fund these large-scale third-party tests. The Company is actively exploring all options for financing these testing and verification activities; however, at this time, there is no material information to disclose regarding the achievement of such financing.

The Company notes that its plans regarding third-party testing, including the pursuit of UL Listing or FM Approval, may change.

Following a test program with UL, the Company may pursue FM Approval to expand market reach, enable performance-based design solutions for individual customers, or address other challenging fire suppression applications.

Commercial Scale Up and Revenue Stream

After the Company completes a comprehensive test program with a reputable third-party testing body, it intends to expand its business by establishing inventory and broadening marketing efforts to reach storage and warehousing customers. In the Company’s opinion, marketing campaigns are expected to highlight the technology’s advanced capabilities and the relative ease of integrating the system with traditional fire sprinklers. The Company also intends to establish relationships with fire protection code consultants, engineers, and sprinkler installation and service companies to support recognition of the Sparx™ Smart Sprinkler System in the marketplace.

The Company anticipates that revenue will be generated primarily from the sale of products developed around the Sparx™ Smart Sprinkler System, including additional products or variations that may be created in connection with the system. In the Company’s opinion, a software-as-a-service (SaaS) tool could provide supplementary revenue.

The Company’s primary revenue model focuses on positioning its products as specialty goods for storage and warehouse applications that require fire protection beyond what traditional fire sprinklers alone can provide. The Company does not intend to directly compete with traditional sprinkler systems but to complement them using its wireless, battery-powered electronic fire sprinkler technology. In the Company’s opinion, this approach, combined with the products’ ability to integrate with existing sprinkler systems, may allow it to charge premium prices and establish a perception of high value and exclusivity among customers.

In the Company’s opinion, the anticipated quality and performance of its products will help differentiate the brand, foster customer loyalty, and provide adequate and reasonable fire protection in applications considered highly challenging for conventional fire suppression systems. These statements reflect the Company’s current expectations and opinions and are subject to change.

The Company is also planning to offer specialized training services for companies that provide licensed inspection, testing, and maintenance services for fire protection systems. The Company believes that ongoing maintenance and servicing are critical for fire sprinkler systems and that training these companies in the proper installation and servicing of the Sparx™ Smart Sprinkler System may generate indirect sales revenue by creating an ecosystem of knowledgeable users who are more likely to recommend and promote the system. The Company believes that proper training will help ensure correct installation and functionality, covering all aspects of installation, troubleshooting, maintenance, and repair.

The Company believes that as users become more proficient with the system, they may serve as advocates, supporting adoption of the technology in the fire protection industry. The Company believes that a well-designed training program may also build trust and credibility with customers, demonstrate a commitment to support, foster long-term relationships, and enhance customer loyalty, which could indirectly support sales and improve the quality of service provided.

Additionally, the Company believes that its subscription-based software-as-a-service (SaaS) tool may provide future revenue by allowing customers to monitor the health and status of their fire sprinkler system remotely. The Company believes that notifications via SMS or email alerts in the event of trouble, supervisory signals, or alarm conditions will allow building owners and maintenance managers to proactively manage inspection, testing, and maintenance requirements, providing greater assurance that their systems will perform as needed. The Company believes that the SaaS tool could provide a recurring revenue stream and help create stability and predictability for the business over time.

Intellectual Property

Sparx Technologies, LLC filed a provisional patent application with a Serial No. 63/304,302 filed with the United States Patent Office (“USPTO”) on January 28, 2022, a utility patent application filed with the USPTO on January 20, 2023 with Serial No. 18/099,584, and an international application filed with the USPTO on January 23, 2023 with Serial No. PCT/US23/11314 intended to protect Sparx’s battery-powered wireless fire sprinkler technology. Sparx relies on a combination of patent, trademark, copyright, trade secret, and contractual protections to establish and protect its intellectual proprietary rights.

Sparx Technologies, LLC filed federal trademark registration applications in the U.S. for the SPARX word mark and logo covering use with our goods and services which are pending examination.

On June 14, 2024, Sparx Technologies, LLC filed with USPTO a provisional patent application with Serial No. 63/660,134 for a pyrotechnic release mechanism for a sprinkler head.

We believe it is important to our success that we:

•	Obtain and maintain patents and other legal protections covering our proprietary art, materials, technology, inventions, applications of such, and improvements we consider important to our business;

•	Prosecute our patent and trademark applications and enforce our intellectual property rights;
•	Preserve the confidentiality of our trade secrets; and

•	Operate without infringing the patents, trademarks or proprietary rights of third parties.

Our Approach

The Company believes that there is significant room for innovation to meet the fire protection needs of today's modern businesses and building owners. The design of traditional fire sprinklers has not changed substantially over the last fifty or so years and still consists primarily of simple mechanical components¹. Traditional sprinklers, developed from 19th-century science, use the same physical element to detect fires as they do to trigger water flow. This dual function can create complications: for example, if a fire starts near the ground under a storage rack in a tall warehouse, significant fire spread may occur before a sprinkler at the ceiling detects it. A single sprinkler could operate prematurely, and a phenomenon known as sprinkler skipping may cause sprinklers farther from the fire origin to activate before those closer, allowing the fire to continue spreading².

The Company is designing and integrating a system based on patent-pending technology licensed from Sparx Technologies, LLC that decouples fire detection from sprinkler activation. This licensed technology allows the Company to exercise greater control over sprinkler operations and respond earlier in the development of a fire. The Company believes that leveraging electronics and software in this way has the potential to fundamentally change the fire sprinkler industry.

The system framework being developed enables wireless communication and electronic detection and actuation of sprinklers. Using this framework, the same basic hardware components can be applied across multiple installations, while application-specific algorithms—tailored to building layout, ceiling height, commodity type, and storage configuration—regulate sensor sampling and determine optimal sprinkler activation. When a fire condition is detected, the algorithm triggers the most effective sprinklers to suppress the fire efficiently.

This approach allows minimal, non-invasive modifications when applying the licensed technology to new customer-specific applications, enabling rapid development of solutions for highly challenging fire scenarios. By leveraging software and algorithms rather than redesigning the sprinkler hardware, the Company believes it can respond flexibly to design changes and expand its product offerings around the Sparx™ Smart Sprinkler System.

1Murphey, Dakota. “A History of Fire Sprinklers - IFSEC Global: Security and Fire News and Resources.” IFSEC Global | Security and Fire News and Resources. IFSEC Global | Security and Fire News and Resources, May 1, 2019. https://www.ifsecglobal.com/fire-news/a-history-of-fire-sprinklers/.

2Xin, Yibing. “SMART Sprinkler for Highly Challenging Fires.” SFPE Europe, Issue 20 (Q4 2020). https://www.sfpe.org/publications/sfpeeuropedigital/sfpeeurope20.

3Our application specific algorithms will contain a set of instructions that govern which sprinklers are needed for operation and when those sprinklers must operate in the event of a fire. The instructions may be different for various applications depending on factors like building layout, ceiling heights, commodity, how the commodity is stored, etc.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes included in this annual report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Please refer to the above section titled, “Forward Looking Statements” for more information.

General

On August 29, 2022, the Company entered into and consummated a Patent License Agreement (the “Agreement”) with Sparx Technologies, LLC, a limited liability company solely owned and controlled by Ms. Cassandra DeNunzio, our Chief Executive Officer and Director. Ms. DeNunzio is the sole and first-named inventor under a provisional patent application with Serial No. 63/304,302 filed with the United States Patent Office (“USPTO”) on January 28, 2022, relating to the fire protection industry and particularly to a commercially available battery-operated wireless electronic fire sprinkler network. The Patent License Agreement is referenced herein and is included as Exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on August 29, 2022. Pursuant to the terms of the Agreement, the Company adopted the existing operations and business plan of Sparx Technologies, LLC and ceased to be a shell company.

In partial consideration for the exclusive license granted by Licensor, the Company issued to Sparx Holdings, LLC, a limited liability company controlled and solely owned by Ms. DeNunzio, a non-refundable license fee upon execution of the Agreement in the amount of One Hundred Million shares (100,000,000) of the Company’s common stock (the “Initial License Fee”). The Initial License Fee is consideration for the grant and continuation of the license pursuant to a five-year term. Licensor has no obligation or liability to return any portion of the Initial License Fee. The Company shall pay Licensor a royalty of fifty percent (50%) of Net Sales of all Licensed Products developed and sold under the Agreement. Ownership of the licensed technology prior to, during, or as a result of the Agreement remains the sole and exclusive property of Licensor.

The Patent License Agreement may be terminated by Licensor at any time, for any reason, with or without cause, and without any payment or liability to the Company, including automatically in the event of bankruptcy proceedings by or against the Company. The Company may terminate the Agreement only if Licensor breaches its obligations and fails to cure such breach within sixty days of notice. Upon termination, all rights and licenses under the Agreement immediately cease, and the Company must stop making, distributing, selling, or using any licensed products and remit any accrued royalties within sixty days. Certain obligations and rights under the Patent License Agreement survive termination.

All underlying technology, prototypes, improvements, and intellectual property remain the sole and exclusive property of Ms. DeNunzio or Sparx Technologies, LLC, as applicable. The Company holds rights only as set forth in the Patent License Agreement, which governs the Initial License Fee, any royalties, and the terms of the license. Sparx Holdings Group, Inc. is not developing any new or unrelated products outside the scope of the licensing agreement, and there is no plan to deviate from the Company’s business plan; accordingly, any activities it undertakes will not result in independently owned intellectual property.

Business Operations and Technology

The Company intends to commercialize the Licensor’s wireless fire suppression technology, transforming it into a comprehensive fire protection and safety product line, while seeking approval from third-party testing bodies. Our aim is to offer enhanced protection against challenging fires across diverse premises, including commercial buildings and industrial sites, by deploying products developed under the license agreement. We are committed to designing, developing, integrating, installing, testing, manufacturing, producing, and marketing the initial wireless mesh network fire suppression system, branded as the “Sparx™ Smart Sprinkler System,” in accordance with the scope of the license. Any references to the system’s design, prototype, or technology do not imply ownership of the underlying intellectual property, which remains exclusively with Ms. DeNunzio or Sparx Technologies, LLC.

Currently, the Company has finished constructing the first version of its prototype Sparx™ Smart Sprinkler System and has begun fine-tuning the prototype system based on initial bench testing and other internal evaluations. As the Company refines the initial prototype, it is currently working on and plans to continue developing additional and improved versions. While the goal is to reduce the overall size of the Sensing and Activation Units, described in more detail below, it is unclear when these fine-tuned prototypes will be completed. There are many variables that make it impossible to predict future completion dates of future iterations of the Sparx™ Smart Sprinkler System. Some of these variables include but are not limited to available funding, the presence or absence of partnerships with third parties, scarcity of materials or hardware, and limited staffing. Additionally, the Company is focused on enhancing the overall reliability of the system to ensure consistent performance.

The Sparx™ Smart Sprinkler System consists of Sensing and Activation Units designed to interface with traditional fire sprinkler parts. The Sensing and Activation Units allow fire sprinklers to detect fires early on in their development using temperature, smoke, flame, and gas sensors. The Company has also developed the first version of its prototype Hub which collects and analyzes data from Sensing and Activation Units. The Company has equipped the Hub to seamlessly operate on backup battery power in the event of power loss. The Hub also includes a touchscreen interface so users can easily view system health and status. The Company has integrated software to allow the Hub to wirelessly communicate to Sensing and Activation Units and trigger sprinkler activations.

As previously mentioned, it is anticipated that throughout ongoing and future testing phases, the prototype system will undergo several revisions and iterations. The Company cannot accurately predict, at this juncture, when a market-ready version of the prototype system will be available. In the future, when the Company believes a market-ready version of its system is ready, it will need to undergo further rigorous testing to obtain the various certifications required for sale. This process is described in more detail below under “Testing.”

Pictured above: Inactivated bulb style sprinkler head with Sparx™ Sensing and Activation Unit (fits around bulb style sprinkler head)	Pictured above: Activated bulb style sprinkler head with Sparx™ Sensing and Activation Unit (fits around bulb style sprinkler head)

One can view a functioning prototype of the Sparx™ Sensing and Activation Unit here: https://www.youtube.com/watch?v=BtlJBlV4qFk

Pictured above: Our main control “Hub” which acts as a central communication station between our Sensing and Activation units.	Pictured above: “Hub Touch Screen” which displays real time data communicated by the system, including but not limited to alarm conditions, environmental data, warnings, logs, etc.

On January 20, 2023, Sparx Technologies, LLC filed a utility patent application with the USPTO under 35 USC 111(a) for a Mesh Network Fire Suppression System and Associated Methods with Serial No. 18/099,584. A prior provisional application with Serial No. 63/304,302 was issued by the USPTO on January 28, 2022.

In addition, an international patent application (PCT) was also filed with the USPTO on January 23, 2023, resulting in international patent pending status. An international application Serial No. PCT/US23/11314 was issued by the USPTO.

On September 19, 2022, Sparx Technologies, LLC filed Trademark Applications with the USPTO under Application Serial No. 97/597085 and Serial No. 97/597092 to register our brand name “SPARX” and Sparx design logo, respectively. Licensor has provided us permission, informally, to utilize the brand name SPARX and design logo. There are no terms of consideration pursuant to this arrangement and no formal agreement. On October 3, 2023, both Trademark Applications were approved for publication by the USPTO.

On June 14, 2024, Sparx Technologies, LLC filed with USPTO a provisional patent application with Serial No. 63/660,134 for a pyrotechnic release mechanism for a sprinkler head.

The Company has no employees at this time and relies upon the services of our sole officer Cassandra DeNunzio, who is also a director, and Jeffrey DeNunzio another director. From time to time, the Company may utilize outside contractors to assist with the development of its technology.

Financing

The Company intends to fund operating expenses through contributions to capital from related parties, proceeds from the sale(s) of its common or preferred stock, or other potential financing alternatives, the availability and terms of which have not yet been determined. There can be no assurance that the Company will successfully implement these plans or that it will have sufficient funds to achieve its business objectives.

The Company may explore potential business opportunities, collaborations, or partnerships with other companies that could provide capital, resources, or strategic support. Although no formal partnerships or agreements with unrelated parties currently exist, the Company is actively seeking such opportunities and has initiated informal discussions with various companies in or related to the fire protection industry.

As with any early-stage or speculative business initiative, there is no guarantee that these efforts to secure financing, partnerships, or other strategic opportunities will be successful or produce tangible results. In the Company’s opinion, however, exploring these options is critical to supporting its ongoing development and future commercialization efforts in the absence of readily available capital.

Testing

The Company believes securing additional capital is necessary to execute its business agenda effectively. Presently, the Company anticipates that a significant portion of its funding over the next twelve months, and potentially beyond, will be allocated toward internal and third-party testing of the prototype Sparx™ Smart Sprinkler System, being developed under the licensing agreement with Sparx Technologies, LLC. Upon achieving a market-ready version, the Company will need to assess the associated costs of bringing the product and related offerings to market. However, as the prototype is still undergoing testing and may require revisions, these costs have not been definitively determined at this stage.

The Company believes that its current funding levels are likely insufficient to cover the large-scale testing necessary to bring a market-ready version of the system to market. This is one of several reasons the Company is actively exploring potential business opportunities and partnerships with other companies, as well as informal relationships with businesses in related industries. Such collaborations could be mutually beneficial and help the Company secure the capital or resources needed to advance its business agenda.

Third-party testing is necessary to effectively market future products. UL and FM are two of the most common third-party entities in the United States that provide listing, approval, or certification services within the fire protection industry. UL is a reputable testing institute and one of the largest public safety testing labs globally, while FM has an international reputation and also provides insurance coverage for customers using products it has approved or certified.

The Company’s initial objective is to obtain UL Listing to address industry gaps in providing adequate sprinkler protection for storage and warehousing applications. The Company also anticipates pursuing FM Approval, although additional testing may be required due to the novelty of the system in the fire sprinkler industry. The plan is to first work with UL to evaluate the system’s performance in large-scale testing before coordinating a test program with FM. Required third-party testing is expected to include mechanical, electrical, and large-scale fire testing.

The first application of the system is focused on providing adequate suppression for storage scenarios that cannot currently be protected with reasonable water demand. The Company intends for initial testing to align with fire protection requirements for typical clear heights in proposed industrial developments for storage and warehousing. Large-scale fire testing can be costly due to the need for experienced personnel and state-of-the-art facilities capable of safely handling fire hazards. Fires in high-storage settings must be tested under at least three scenarios: originating directly under a single sprinkler, between two sprinklers, or among four sprinklers. Each large-scale fire test is estimated to cost between $250,000 and $1,000,000. As reflected in the Company’s balance sheet, it currently lacks the funding to conduct these tests and is exploring potential financing options. To date, testing has been limited to internal bench testing and small-scale fire simulations.

Following a test program with UL, the Company may pursue FM Approval to expand market access, enable performance-based design solutions for individual customers, or address other challenging fire suppression applications. Plans and objectives related to testing and commercialization may change based on available resources, technical outcomes, or other factors.

Results of Operations

Assets

As of June 30, 2025, and June 30, 2024, we had cash and cash equivalents of $57,625 and $74,552, respectively. As of June 30, 2025, and June 30, 2024, we had total assets of $57,625 and $95,162, respectively. As of June 30, 2025, our total assets consist solely of cash. As of June 30, 2024, our total assets consisted primarily of cash and a right-of-use lease asset.

Liabilities

As of June 30, 2025, and June 30, 2024, we had total liabilities of $3,857 and $21,825, respectively. The decrease in total liabilities is primarily attributable to the elimination of the right-of-use lease liability following cancellation of our related party lease, as described further on below.

Revenues

We have not realized any revenues for the years ended June 30, 2025, and June 30, 2024. While we have plans to commercialize the Sparx™ Smart Sprinkler System under our license from Sparx Technologies, LLC, we currently do not have a market-ready product available for sale. The Company believes that any prototypes developed to date are not market-ready and that additional testing and revisions will be required before commercialization can occur. Additionally, we believe that we will need additional capital or resources to fulfill our business plan, which includes monetizing the Sparx™ Smart Sprinkler System.

All underlying technology, prototypes, improvements, and intellectual property are the sole and exclusive property of Ms. Cassandra DeNunzio or Sparx Technologies, LLC, as applicable. Sparx Holdings Group, Inc. has rights only as set forth in the Company’s licensing agreement with Sparx Technologies, LLC, which governs the initial license fee, any royalties, and the terms of the license. The Company is not developing any new or unrelated products outside the scope of this licensing agreement, and there is no plan to deviate from its business plan. Accordingly, any activities undertaken by the Company will not result in independently owned intellectual property. It should also be noted that under the terms of the license, the agreement may be terminated at any time by the Licensor, with or without cause, and all rights and licenses granted to the Company would terminate immediately upon termination.

Operating Expenses

Our total operating expenses were $42,285 and $109,559 for the years ended June 30, 2025 and 2024, respectively. For the year ended June 30, 2025, operating expenses consisted of research and development, marketing and general and administrative expenses. For the year ended June 30, 2024, operating expenses consisted of research and development, marketing and general and administrative expenses. The decrease in operating expenses in fiscal 2025 compared to fiscal 2024 is primarily attributable to a reduction in research and development activity and lower marketing and general and administrative costs as the Company conserved cash while continuing development and day to day activities.

Net Loss

Our net loss was $42,285 and $109,559 for the years ended June 30, 2025 and 2024, respectively. The decrease in net loss for the year ended June 30, 2025 is consistent with the reduction in operating expenses described above.

Operating Activities

For the years ended June 30, 2025, and June 30, 2024, we had net cash used in operating activities of $(39,504) and $(108,943), respectively. The variance is primarily attributable to the reduction in net loss for the year ended June 30, 2025, reflecting lower overall expenses and reduced activity levels.

Financing Activities

For the year ended June 30, 2025, net cash provided by financing activities totaled $22,577. This amount comprised $14,000 in proceeds from the sale of 14,000 Series A preferred shares through NetCapital, Inc., an SEC-registered crowdfunding portal, on September 20, 2024, and $8,577 of expenses paid on behalf of the Company and contributed to capital by related parties. The majority of investors in the Series A offering were family members and friends, including Jeffrey DeNunzio, the Company’s director and brother of Cassandra DeNunzio; Thomas DeNunzio, father of Jeffrey and Cassandra DeNunzio; and Cassandra DeNunzio, the Company’s sole officer, whose spouse also participated in the offering. The Series A shares do not carry voting rights and automatically converted into common shares on September 21, 2025, 366 days after the close of the Regulation Crowdfunding offering, based on the stated value of $1 per share. The Series A shares were issued pursuant to Regulation Crowdfunding.

For the year ended June 30, 2024, the Company sold 1,525,000 shares of common stock to seven shareholders at $0.02 per share, generating proceeds of $30,500. These shares were sold pursuant to the Company’s qualified Regulation A+ offering.

Compensation

The Company recorded stock-based compensation expense of $140 and $0 for the years ended June 30, 2025 and 2024, respectively. The 2025 expense relates to the issuance of 140 shares of Series A preferred stock to Netcapital Funding Portal, Inc. on September 20, 2024, as compensation for services provided in connection with the Company’s crowdfunding offering.

On March 15, 2024, we issued one share of our Series Z Super Voting Preferred Stock to Ms. Cassandra DeNunzio and one share of our Series Z Super Voting Preferred Stock to Mr. Jeffrey DeNunzio as compensation for services rendered to the Company.

Liquidity and Capital Resources

Management plans to fund operating expenses through capital contributions from related parties, proceeds from the sale of securities, or other financing methods that have not yet been fully determined. However, there is no guarantee of success in these efforts or that adequate funds will be available to meet the Company’s business objectives. Additionally, there is no assurance that management will be able to provide continued funding or that they will have the means to do so. It should be noted that there are no agreements in place with any of the Company's officers or directors regarding funding.

Currently, we have limited capital resources and no access to bank financing or other external funding. To meet our future goals, we believe we must secure additional capital. While we are actively seeking additional capital, we cannot guarantee that we will secure such capital. We may explore various financing options, including issuing equity or debt securities or obtaining credit facilities. However, even if we raise the required funds, unforeseen costs or cash needs may arise, necessitating alternative financing. Moreover, issuing additional equity or debt securities could dilute existing stockholders’ ownership or grant superior rights to new investors. If we fail to secure additional financing on acceptable terms, we may need to reduce operations, slowing our progress, or temporarily halt operations until adequate funding is secured.

Regardless of funding, we will explore potential business opportunities and partnerships with other companies that could benefit both the Company and help us secure the capital or resources needed to advance our business agenda. Although the Company has not yet formed any formal partnerships or agreements with unrelated parties, we are actively seeking such opportunities and have begun informal discussions with various companies in or related to our industry.

As with any speculative business initiative, despite our efforts, there is no guarantee that our efforts to pursue business opportunities, partnerships, or related activities will be successful or lead to any tangible results. However, we believe that in the absence of available funds to advance our business agenda, it is essential to forge the relationships mentioned earlier to support our goals.

Contractual Obligations and Off-Balance Sheet Arrangements

1. Equiniti Transfer Agent pursuant to Registrar Agreement. The address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120. The phone number is 651-453-2139.

2. Sparx Technologies, LLC patent license agreement executed on August 29, 2022. This agreement may be terminated at any time by the Licensor, with or without cause, and all rights granted to the Company under the license terminate immediately upon termination.

On December 29, 2023, the Company entered into a lease agreement with related party Lisa DeNunzio, the mother of our Chief Executive Officer and directors. The lease commenced on January 1, 2024, for a five-year term at a monthly rent of $500. The lease was terminated following payment of rent for December 2024, and the related right-of-use asset and lease liability were removed from the Company’s financial statements (see Note 8 to our audited financial statements included herein).

We do not have any off-balance sheet arrangements.

Going Concern

The accompanying audited financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses since inception and has not yet generated revenue, which raises substantial doubt about the Company’s ability to continue as a going concern for at least one year following the issuance of these financial statements. The Company’s ability to continue as a going concern is dependent on its ability to obtain additional financing, achieve profitable operations, and generate positive cash flows. Management intends to pursue additional capital through equity offerings, related-party contributions, and strategic partnerships. There can be no assurance that such efforts will be successful or that any required financing will be available on acceptable terms.

Item 3. Directors and Officers

Biographical information regarding the officers and directors of the Company, who will continue to serve as officers and directors of the Company are provided below:

Name	Age	Position
Cassandra DeNunzio	33	Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director [1]
Jeffrey DeNunzio	35	Director [2]

1 Ms. Cassandra DeNunzio was appointed Director on May 18, 2022. She also serves as our Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer.

2 On June 30, 2021, Jeffrey DeNunzio was appointed Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director of the Company. On May 18, 2022, Mr. Jeffrey DeNunzio resigned as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer. Cassandra DeNunzio was immediately appointed to such vacant positions. Jeffrey DeNunzio remains a Director of the Company.

Ms. Cassandra DeNunzio, age 33, attended the University of New Hampshire on a full merit-based scholarship and graduated Summa cum Laude with her Bachelor of Science Degree in Electrical Engineering (BSEE) in 2014. In 2016, she received her Master of Science Degree in Electrical Engineering (MSEE) from Columbia University in the City of New York, and in 2019 she received her Master of Business Administration (MBA) Degree from Arkansas State University. In February of 2016, she took a position as an Electrical Engineer for Johnson Controls International Plc (JCI), formerly Tyco Fire Protection Products. During her tenure at JCI, Ms. DeNunzio designed and developed new technology products, worked alongside approval agencies to test ground-breaking ideas, and assisted customers in implementing solutions. Her accolades include presenting and winning awards for her works at internal research conferences and receiving recognition as an inventor on numerous patent applications filed with the United States Patent and Trademark Office (USPTO). Cassandra left her position at JCI in October of 2020 and worked for Science Applications International Corporation (SAIC) as a defense contractor. She held the position of Senior Electrical Engineer for SAIC for about 9 months while working on projects and contracts for the U.S. Navy. On August 22, 2021, Ms. DeNunzio founded Sparx Technologies, LLC, an emerging fire protection technology company committed to developing innovative products to protect businesses and building owners against highly challenging fires. Ms. DeNunzio filed a provisional patent application on January 28, 2022 with Sparx Technologies, LLC to protect the company's commercial vision to employ software and electronics in fire sprinkler design.

Mr. Jeffrey DeNunzio, age 35, graduated Cum Laude from Roger Williams University in 2012, with a double major in Legal Studies and Psychology. Prior to his graduation, and to the present day, he has acted as a research specialist and consultant for numerous publicly traded companies as well as private developmental stage companies. His experience spans from small start up stage companies, to multi million dollar publicly listed companies. His business acumen and customized consultation strategies have spanned across various industries, including, but not limited to, hemp, crypto currency, real estate and healthcare. He has resurrected defunct corporate charters, originated Form 10 Shell Companies, written and filed S-1 Registration Statements, Form 1-A Registration Statements and also prepared the ongoing SEC filings necessary for companies to remain in good standing with the Securities and Exchange Commission. Mr. DeNunzio has vast experience in corporate structuring, reverse triangular mergers and spearheading the business operations and trading processes of various companies of both domestic and foreign origin.

From 2012 to Present, Mr. DeNunzio has served as President of V Financial Group, Inc. where he assists issuers with edgarization services and various related consulting services.

Jeffrey DeNunzio also served as the sole officer and director Better For You Wellness, Inc., formerly known as, Fast Track Solutions, Inc., from December 1, 2020 through July 30, 2021. Additionally, he served as sole officer and director of Japan Food Tech Holdings, Inc., formerly known as, Catapult Solutions, Inc., from February 26, 2021 through July 23, 2022.

Familial Relationships of Officers, Directors, and Significant Employees

Mr. Jeffrey DeNunzio and Ms. Cassandra DeNunzio are siblings (brother and sister).

Involvement in Certain Legal Proceedings

Our officer and directors have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

On August 29, 2022, in partial consideration for the exclusive license granted by Sparx Technologies, LLC to the Company, the Company paid Sparx Holdings, LLC, a limited liability company, controlled and solely owned by Ms. Cassandra DeNunzio, a non-refundable license fee upon execution of patent license agreement in the amount of One Hundred Million (100,000,000) shares of the Company’s common stock with a par value of $0.0001. There is no option or non-cash compensation plan at this time.

On March 15, 2024, we filed a Certificate of Designation amending our Articles of Incorporation and designating the rights and restrictions of 2 shares of our Series Z Super Voting Preferred Stock, par value $.0001 per share, pursuant to resolutions approved by our Board of Directors on March 15, 2024.

On March 15, 2024, the Board of Directors authorized the issuance of one share of Series Z Super Voting Preferred Stock to our CEO and Director, Ms. Cassandra DeNunzio, and one share of Series Z Super Voting Preferred Stock to our Director Jeffrey DeNunzio with an 80% voting designation.

The following table sets forth the executive compensation of the Company's executive officer(s) and director(s) for the last two fiscal years ended June 30, 2025 and June 30, 2024.

Name	Year	Salary	Bonus	Stock Award(s)	Option| Awards	All Other Compensation[3]	Total
Cassandra DeNunzio, CEO, CFO and Director[1]	2025	None	None	None	None	None	None
Cassandra DeNunzio, CEO, CFO, and Director[2]	2024	None	None	$0.0001	None	$10,000	$10,000
Jeffrey DeNunzio, Director	2025	None	None	None	None	None	None
Jeffrey DeNunzio, Director[2]	2024	None	None	$0.0001	None	None	$0.0001

1) Cassandra DeNunzio is deemed to be the indirect beneficial owner of 100,000,000 common shares issued by us with a par value of $0.0001 on August 29, 2022, to Sparx Holdings, LLC.

2) On March 15, 2024, we issued one share of Series Z Super Voting Preferred stock to both Jeffrey DeNunzio and Cassandra DeNunzio. Each share has a par value of $0.0001, making its value (based on par value) $0.0001.

3) During the year ended June 30, 2024, we paid $10,000 to our CEO and director, Cassandra DeNunzio, in exchange for services she provided to the Company related to research and development.

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officer or directors since our incorporation.

Employment Agreements

We do not have an employment or consulting agreements with any officer or director.

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

Item 4. Security Ownership of Management and Certain Securityholders

As of October 29, 2025 we have 287,287,001 shares of common stock issued and outstanding and 2 shares of Series Z Super Voting Preferred Stock issued and outstanding.

The following table sets forth information as to common and preferred stock issued, outstanding, and beneficially owned as of October 29, 2025 by (i) each person known to us to be the beneficial owner of more than 5% of any voting class of our equity; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common equity shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person.

If in the event an address is not included within the below table for a beneficial owner, it should be assumed that the address is that appearing on the cover page of this annual report.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Stock)	Approximate Percentage of Class (Common)	Amount and Nature of Beneficial Ownership (Series Z Super Voting Preferred Stock) [5]	Approximate Percentage of Class (Series Z Super Voting Preferred Stock) [5]	Approximate Total Voting Percentage [5]

Officers and Directors
Jeffrey DeNunzio (1)	429,393	0.1494%	1	50%	40.03%
Cassandra DeNunzio (2)	100,000	0.0348%	1	50%	40.01%
5% or Greater Shareholders (of any class)
NVC Holdings, LLC (3)	150,000,000	52.2126%	-	-	10.44%
Sparx Holdings, LLC (4)	100,000,000	34.8084%	-	-	6.96%
Total Voting Percentage (5% or greater shareholders and Officers/ Directors as a group)	250,529,393	87.2053%	-	-	97.44%
_________________________________________

(1) Jeffrey DeNunzio serves as our Director. Jeffrey DeNunzio directly owns 429,393 shares of our Common Stock, including 19,500 shares acquired in open-market transactions and 409,893 shares that were formerly Series A Convertible Preferred Stock and have since converted into common stock, now held through Cust Corp.

(2) Ms. Cassandra DeNunzio serves as our Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director. Ms. DeNunzio directly owns 100,000 shares of our Common Stock. These shares were acquired in open market transactions.

(3) NVC Holdings, LLC, a Wyoming Limited Liability Company is the direct and beneficial owner of 150,000,000 shares of our Common Stock. Mr. Jeffrey DeNunzio and Sparx Holdings, LLC are its members. Together they share equal membership interest in NVC Holdings, LLC. Cassandra DeNunzio is deemed to be an indirect beneficial owner of our common stock since she is the sole member of Sparx Holdings, LLC.

(4) Sparx Holdings, LLC, a Wyoming Limited Liability Company is the direct and beneficial owner of 100,000,000 shares of our Common Stock. Cassandra DeNunzio is deemed to be an indirect beneficial owner of our common stock since she is the sole member of Sparx Holdings, LLC.

(5) The Series Z Super Voting Preferred Stock shall have full voting rights and powers on all matters subject to a vote by the shareholders of the Company’s Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote with respect to any question upon which shareholders of Common Stock or shareholders of any other class or series of voting capital stock having the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the shareholders of Common Stock or holders of any other class or series of voting capital stock having the right to vote, as one class.

For so long as at least one share of Series Z Super Voting Preferred Stock is issued and outstanding, the Holders of Series Z Super Voting Preferred Stock shall vote together as a single class with the shareholders of any other class or series of shares entitled to vote with the Common Stock, with the Holders of Series Z Super Voting Preferred Stock being entitled to eighty percent (80%) of the total votes on all such matters regardless of the actual number of Series Z Super Voting Preferred Stock then outstanding, and the shareholders of voting capital stock and any other shares entitled to vote being entitled to their proportional share of the remaining 20% of the total votes based on the their respective voting power.

The Holders of Series Z Super Voting Preferred Stock shall have no liquidation rights and will not entitled to any dividends. Series Z Super Voting Preferred Stock is not convertible into any other shares of the Company.

Item 6. Other Information

On September 20, 2024, we sold 14,000 shares of our Series A Convertible Preferred Stock (“Series A”) to approximately 16 investors, generating total gross proceeds of $14,000. These sales were made pursuant to the Company’s Regulation CF offering conducted via the funding portal Netcapital Funding Portal, Inc., a Delaware corporation. The associated third-party fees from these sales were approximately $686.

Additionally, on September 20, 2024, the Company issued 140 shares of Series A to Netcapital Funding Portal, Inc., in exchange for services related to the Company’s crowdfunding offering.

All shares issued in this Regulation CF offering, and the resulting common stock issued upon conversion of the Series A, are recorded under the name Cust Corp., a Delaware corporation, as the record owner. Cust Corp acts as nominee on behalf of the underlying beneficial holders.

The transfer agent for the Series A shares, which now hold the resulting common stock following conversion, is Equity Stock Transfer, LLC.

The Series A shares had no voting rights. Pursuant to the Certificate of Designation of the Series A Convertible Preferred Stock, all outstanding Series A shares automatically converted on September 21, 2025 into 1,936,970 shares of common stock in accordance with the conversion formula explicitly set forth in that Certificate of Designation.

Series A shares had a stated value of $1.

Item 7. Financial Statements

Sparx Holdings Group, Inc.

Audited Financial Statements and Notes

For the Fiscal Year Ended June 30, 2024 and June 30, 2023

Report of Independent Registered Public Accounting Firm	F1

Balance Sheet as of June 30, 2025, and June 30, 2024 (Audited)	F2

Statement of Operations for the Years Ended June 30, 2025, and June 30, 2024 (Audited)	F3

Statement of Changes in Stockholders’ Deficit for the Years Ended June 30, 2025, and June 30, 2024 (Audited)	F4

Statement of Cash Flows for the Years Ended June 30, 2025, and June 30, 2024 (Audited)	F5

Notes to the Audited Financial Statements	F6-F11

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sparx Holdings Group, Inc., as of June 30, 2025 and 2024 and the related statements of operations, changes in stockholders’ deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the years then ended. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024 and the results of its operations and its cash flows for the years then ended.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2024.

PCAOB ID 6104

Vancouver, Washington

October 26, 2025

-F1-

Sparx Holdings Group, Inc.

Balance Sheets

(Audited)

	June 30, 2025	June 30, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$57,625	$74,552
Prepaid expenses	-	1,062
TOTAL CURRENT ASSETS	57,625	75,614
ROU Lease asset	-	19,548
TOTAL ASSETS	57,625	95,162

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
ROU lease liability	$-	$3,288
Accrued Expenses and other payables	3,857	$2,277
TOTAL CURRENT LIABILITIES	3,857	5,565
ROU Lease liability	-	16,260

TOTAL LIABILITIES	$3,857	$21,825

Stockholders’ Equity (Deficit)
Preferred Stock ($0.0001 par value; 5,000,000 shares authorized; 500,000 shares designated as Series A Convertible Preferred Stock (“Series A”), with 14,140 and 0 shares of Series A issued and outstanding as of June 30, 2025 and June 30, 2024, respectively; 2 shares designated as Series Z Super Voting Preferred Stock (“Series Z”), with 2 shares of Series Z issued and outstanding as of June 30, 2025 and June 30, 2024).	1	-
Common stock ($.0001 par value, 500,000,000 shares authorized, 285,350,031 issued and outstanding as of June 30, 2025 and June 30, 2024)	28,535	28,535
Additional paid-in capital	235,214	212,498
Accumulated deficit	(209,982)	(167,697)
Total Stockholders’ Equity (Deficit)	53,769	73,336

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$57,625	$95,162

The accompanying notes are an integral part of these audited financial statements.

-F2-

Sparx Holdings Group, Inc.

Statements of Operations

(Audited)

	Year Ended June 30, 2025	Year Ended June 30, 2024

Operating expenses

Research & Development	$3,801	$14,777
Marketing	5,125	19,334
General & Administrative	33,359	75,448
Total operating expenses	42,285	109,559

Net loss	$(42,285)	$(109,559)

Basic and Diluted net loss per common share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - Basic and Diluted	285,350,031	285,287,908

The accompanying notes are an integral part of these audited financial statements.

-F3-

Sparx Holdings Group, Inc.

Statement of Changes in Stockholders’ Deficit

For the Years Ended June 30, 2025 and June 30, 2024

(Audited)

	Common Shares	Par Value Common Shares	Preferred Shares	Par Value Preferred Shares	Additional Paid-in Capital	Stock Subscription	Accumulated Deficit	Total

Balances, June 30, 2023 (Restated)	283,825,031	$28,383	-	$-	$129,375	$25,000	$(58,138)	$124,619
Common shares sold	1,525,000	153	-	-	30,347	(25,000)	-	5,500
Preferred Series Z shares issued as compensation	-	-	2	-	-	-	-	-
Expenses paid on behalf of the Company and contributed to capital	-	-	-	-	52,776	-	-	52,776
Net loss	-	-	-	-	-	-	(109,559)	(109,559)
Balances, June 30, 2024	285,350,031	$28,535	2	$-	$212,498	$-	$(167,697)	$73,336
Preferred Series A shares sold	-	-	14,000	1	13,999	-	-	14,000
Preferred Series A shares issued as compensation	-	-	140	-	140	-	-	140
Expenses paid on behalf of the Company and contributed to capital	-	-	-	-	8,577	-	-	8,577
Net loss	-	-	-	-	-	-	(42,285)	(42,285)
Balances, June 30, 2025	285,350,031	$28,535	14,142	$1	$235,214	$-	$(209,982)	$53,769

The accompanying notes are an integral part of these audited financial statements.

-F4-

Sparx Holdings Group, Inc.

Statements of Cash Flows

(Audited)

	Year Ended June 30, 2025	Year Ended June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(42,285)	$(109,559)
Adjustment to reconcile net loss to net cash used in operating activities:
Share-based compensation	140	-
Changes in current assets and liabilities:
Prepaid expense	1,062	(1,062)
Accrued expenses and other payables	1,579	1,678
Net cash used in operating activities	(39,504)	(108,943)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash from the sale of common shares	$14,000	$30,500
Expenses contributed to capital	8,577	52,776
Net cash provided by financing activities	22,577	83,276
Net change in cash	$(16,926)	$(25,667)
Beginning cash balance	74,552	100,219
Ending cash balance	$57,625	$74,552

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these audited financial statements.

-F5-

Sparx Holdings Group, Inc.
Notes to the Audited Financial Statements

Note 1 - Organization and Description of Business

Sparx Holdings Group, Inc. (“the Company”), formerly Prime Time Holdings, was incorporated on June 30, 2021 in the State of Nevada.

On May 18, 2022, Ms. Cassandra DeNunzio was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director. Following the appointment of Ms. Cassandra DeNunzio, the Company began to seek business opportunities in the area of fire suppression technologies.

The Company has no employees at this time and relies upon the services of our sole officer Cassandra DeNunzio, who is also a director, and Jeffrey DeNunzio, another director. Jeffrey DeNunzio is the brother of Cassandra DeNunzio.

The Company has a fiscal year end of June 30th .

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents as of June 30, 2025, and June 30, 2024, were $57,625 and $74,552 respectively.

Leases

Lease right of use (“ROU”) assets and liabilities are recognized at commencement date of the lease, based on the present value of lease payments over the lease term. We determine if a contract is a lease at the inception of the arrangement. We review all options to extend, terminate, or purchase the ROU assets, and when reasonably certain to exercise, we include the option in the determination of the lease term and lease liability. The lease ROU asset also includes any lease payments made and excludes any lease incentives. When readily determinable, we use the implicit rate in determining the present value of lease payments. When leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date, including the lease term. We recognize ROU assets and liabilities for all leases with a lease term of 12 months or longer.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at June 30, 2025, and June 30, 2024.

-F6-

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of June 30, 2025 and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

- Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

- Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

- Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2025. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

-F7-

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The Company had no stock-based compensation plans as of June 30, 2025.

The Company’s stock-based compensation expense for the years ended June 30, 2025, and 2024 was $140 and $0. respectively.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 - Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically operating loss, working capital deficiency, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Note 4 - Income Taxes

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the period presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not. As of June 30, 2024, the Company incurred a net loss of approximately $209,982 which resulted in a net operating loss for income tax purposes. The loss results in a deferred tax asset of approximately $44,096 at the effective statutory rate of 21%. The deferred tax assets have been offset by an equal valuation allowance. Given our inception on June 30, 2021, and our fiscal year end of June 30, 2025, we have completed four taxable fiscal years.

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has incurred a net operating loss carryforward of $209,982 which begins expiring in 2036. The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

-F8-

Significant components of the Company’s deferred tax assets are as follows:

	June 30,

	2025	2024
Deferred tax asset, generated from net operating loss	$44,096	$35,216
Valuation allowance	(44,096)	(35,216)
	$-	$-

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

Federal income tax rate 21.0%	21.0%
Increase in valuation allowance (21.0%)	(21.0%)
Effective income tax rate 0.0%	0.0%

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 5 - Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of June 30, 2024 except for the following:

On August 29, 2022, we entered into and consummated a Patent License Agreement (“Agreement”) with Sparx Technologies, LLC, a limited liability company (“Licensor”). Licensor is solely owned and controlled by Ms. Cassandra DeNunzio, our CEO and Director. Ms. DeNunzio is the sole and first named inventor under a provisional patent application with a Serial No. 63/304,302 filed with the United States Patent Office (“USPTO”) on January 28, 2022, relating to the fire protection industry and particularly a commercially available battery-operated wireless electronic fire sprinkler network.

As a result of the Agreement, we adopted the existing operations and business plan of Sparx Technologies, LLC pursuant to the terms and conditions of the patent licensing agreement and ceased to be a shell company.

In partial consideration for the exclusive license granted by Licensor to the Company, the Company paid Sparx Holdings, LLC, a limited liability company, controlled and solely owned by Ms. DeNunzio, a non-refundable license fee upon execution of the Agreement in the amount of One Hundred Million shares (100,000,000) of the Company’s common stock (the “Initial License Fee”). The Initial License Fee is consideration for the grant and continuation of the license pursuant to a five-year term. Licensor shall have no obligation or liability to return any portion of the Initial License Fee. The Company shall pay Licensor a royalty of fifty percent (50%) of Licensee’s Net Sales of all Licensed Products developed and sold by the Company. Ownership of the licensed technology prior to, during the course or as a result of the Agreement, will be the sole and exclusive property of Licensor.

The consummation of the Agreement is deemed to be a related party transaction given Cassandra DeNunzio serves as our sole officer, and as a member of our Board of Directors. She is also the sole member and controller of Sparx Technologies, LLC.

-F9-

Note 6 - Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 5,000,000 shares with a par value of $0.0001: 500,000 preferred shares designated as Series A Convertible Preferred Stock (“Series A”) and 2 preferred shares designated as Series Z Super Voting Preferred Stock (“Series Z”).

As of June 30, 2025, there were 14,140 and 0 shares of Series A Convertible Preferred Stock outstanding as of June 30, 2025 and 2024, respectively, and 2 shares of Series Z Super Voting Preferred Stock outstanding as of June 30, 2025 and 2024, respectively.

On September 20, 2024, the Company sold through NetCapital, Inc., an SEC registered crowdfunding portal, 14,000 shares of Series A preferred stock to approximately 16 investors, generating total gross proceeds of $14,000. The majority of these investors were family and friends, including, but not limited to, Jeffrey DeNunzio, the Company’s Director and brother of Cassandra DeNunzio; Thomas DeNunzio, father of both Jeffrey and Cassandra DeNunzio; and Cassandra DeNunzio, the Company's sole officer, whose husband also participated as an investor in this offering. The Series A shares do not carry voting rights and will automatically convert into an equivalent dollar amount of the Company’s common shares 366 days after the close of the Regulation Crowdfunding offering. The stated value of each Series A share is $1. The aforementioned shares were sold pursuant to Regulation Crowdfunding.

Additionally, on September 20, 2024, the Company issued 140 shares of Series A to Netcapital Funding Portal, Inc., in exchange for services related to the Company’s crowdfunding offering.

On March 15, 2024, the Board of Directors authorized the issuance of one share of Series Z Super Voting Preferred Stock to our CEO and Director, Ms. Cassandra DeNunzio, and one share of Series Z Super Voting Preferred Stock to our Director Jeffrey DeNunzio with an 80% voting designation.

On March 15, 2024, we filed a Certificate of Designation amending our Articles of Incorporation and designating the rights and restrictions of 2 shares of our Series Z Super Voting Preferred Stock, par value $.0001 per share, pursuant to resolutions approved by our Board of Directors on March 15, 2024. In addition, on March 15, 2024, we filed a Certificate of Designation amending our Articles of Incorporation and designating the rights and restrictions of 500,000 shares of our Series A Convertible Preferred Stock, par value $.0001 per share, pursuant to resolutions approved by our Board of Directors on March 15, 2024.

The Series A shares have no voting rights. Series A shares will automatically convert into an equivalent dollar amount of the Company’s common shares 366 days after the end of close of Regulation Crowdfunding offering(s). The Company may have multiple closings. Series A shares have a stated value of $1.

The Series Z Super Voting Preferred Stock shall have full voting rights and powers on all matters subject to a vote by the shareholders of the Company’s Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote with respect to any question upon which shareholders of Common Stock or shareholders of any other class or series of voting capital stock having the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the shareholders of Common Stock or holders of any other class or series of voting capital stock having the right to vote, as one class.

Series Z Voting Power

For so long as at least one share of Series Z Super Voting Preferred Stock is issued and outstanding, the Holders of Series Z Super Voting Preferred Stock shall vote together as a single class with the shareholders of any other class or series of shares entitled to vote with the Common Stock, with the Holders of Series Z Super Voting Preferred Stock being entitled to eighty percent (80%) of the total votes on all such matters regardless of the actual number of Series Z Super Voting Preferred Stock then outstanding, and the shareholders of voting capital stock and any other shares entitled to vote being entitled to their proportional share of the remaining 20% of the total votes based on the their respective voting power.

The Holders of Series Z Super Voting Preferred Stock shall have no liquidation rights and will not be entitled to any dividends. Series Z Super Voting Preferred Stock is not convertible into any other shares of the Company.

Common Stock

The authorized preferred stock of the Company consists of 500,000,000 shares with a par value of $0.0001. There were 285,350,031 shares of common stock issued and outstanding as of June 30, 2025, and 2024.

During the year ended June 30, 2024, 1,525,000 shares of common stock were sold to 7 shareholders at $.02 per share for proceeds totaling $30,500. These shares were sold pursuant to the Company’s qualified Regulation A+ offering.

-F10-

Additional Paid-In Capital

During the period ended June 30, 2024, the Company’s director, Jeffrey DeNunzio, paid expenses on behalf of the Company totaling approximately $11,797.

During the period ended June 30, 2024, Thomas DeNunzio, a shareholder of the Company and the father of the Company’s CEO and directors, paid approximately $40,980 in expenses on behalf of the Company.

The Company’s director, Jeffrey DeNunzio, paid expenses on behalf of the company totaling $28,803 during the year ended June 30, 2023.

These payments were made with no expectation of repayment and are posted as additional paid-in capital.

The Company’s CEO, Cassandra DeNunzio, contributed cash totaling $2,501 to the Company during the year ended June 30, 2023. These contributions were made with no expectation of repayment and are posted as additional paid-in capital.

During the period ended June 30, 2025, Thomas DeNunzio, a shareholder of the Company and father of the Company’s CEO and director, paid approximately $8,577 in expenses on behalf of the Company.

During the period ended June 30, 2024, the Company’s director, Jeffrey DeNunzio, paid expenses on behalf of the Company totaling approximately $11,797.

During the period ended June 30, 2024, Thomas DeNunzio, a shareholder of the Company and the father of the Company’s CEO and directors, paid approximately $40,980 in expenses on behalf of the Company.

These payments were made with no expectation of repayment and are posted as additional paid-in capital.

Note 7 - Related-Party Transactions

Office Space

We utilize the home office space and equipment of our management at no cost.

Lease

On December 29, 2023, the Company entered into a lease agreement with related party Lisa DeNunzio (the “Landlord”) for a term of 5 years, beginning January 1, 2024. The monthly rent was to be $500 per month for the duration of the lease for a total of $30,000. The landlord is the mother of our CEO and the space will be used by the Company for operations and storage (see Note 8). This lease was cancelled after the monthly rent was paid for December 2024.

Preferred Series Z shares

On March 15, 2024, we issued one share of our Series Z Super Voting Preferred Stock to Ms. Cassandra DeNunzio and one share of our Series Z Super Voting Preferred Stock to Mr. Jeffrey DeNunzio as compensation for services rendered to the Company (see Note 6 - Preferred Shares).

Research and Development

During the year ended June 30, 2024, we paid $10,000 to our CEO and director, Cassandra DeNunzio, in exchange for services she provided to the Company related to research and development.

Note 8 - Lease Assets and Liabilities

On December 29, 2023, the Company entered into a lease agreement with related party Lisa DeNunzio (the “Landlord”) and mother our CEO for a term of 5 years, beginning January 1, 2024. The monthly rent was $500 per month. The Company estimated the present value of the lease payments using an estimated incremental borrowing rate of 15%. This lease was terminated on December 31, 2024, and the remaining lease asset and liabilities were eliminated from the financial statements as of December 31, 2024.

Note 9 - Subsequent Events

Management has reviewed the Company’s financial transactions subsequent to the period ended June 30, 2025, and determined that no material events occurred other than the following:

On September 21, 2025, all outstanding shares of Series A Preferred Stock, each with a stated value of $1.00 per share, were automatically converted into approximately 1,936,970 shares of common stock, in accordance with the conversion formula set forth in the Certificate of Designation.

After June 30, 2025, Thomas DeNunzio, the father of our directors Cassandra DeNunzio and Jeffrey DeNunzio, paid invoices totaling $1,846 on behalf of the Company.

-F11-

Item 8. Exhibits

The following exhibits are filed as part of this Annual Report. Each exhibit listed below is incorporated by reference to the corresponding SEC filing, which is documented immediately after the table.

Exhibit No.	Description

1A-2 (i)	Articles of Incorporation (1)
1A-2 (ii)	Certificate of Amendment (2)
1A-2 (iii)	Amended and Restated By-laws (3)
1A-3A (i)	Certificate of Designation of Series Z Super Voting Preferred Stock (4)
1A-3A (ii)	Certificate of Designation of Series A Convertible Preferred Stock (5)

____________________

(1)	Filed as EX-3.2 to Form 10-12G with the Securities and Exchange Commission on July 26, 2021
(2)	Filed as EX-31 to Form 8-K filed with the Securities and Exchange Commission on July 22, 2022.
(3)	Filed as EX1A-2B to our Offering Statement (1-A) filed with the Securities and Exchange Commission on March 31, 2023.
(4)	Filed as EX1U-2A (i) to Form 1-U filed with the Securities and Exchange Commission on March 18, 2024
(5)	Filed as EX1U-2A (ii) to Form 1-U filed with the Securities and Exchange Commission on March 18, 2024

 Signatures

Pursuant to the requirements of Regulation A, the issuer has caused the annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Providence, R.I. on October 29, 2025.

Sparx Holdings Group, Inc.

By:	/s/ Cassandra DeNunzio
Chief Executive Officer, Chief Financial Officer (Principal Executive Officer, Principal Financial Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

By: /s/ Cassandra DeNunzio
Cassandra DeNunzio, Chief Executive Officer, Chief Financial Officer, Director (Principal Executive Officer, Principal Financial Officer)
Date: October 29, 2025